EXHIBIT 99.1

For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Second Quarter Operating Results For Fiscal 2019

Greenwich, Connecticut, June 7, 2019 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the three and six months ended April 30, 2019.

Net income applicable to Class A Common and Common stockholders for the second quarter of fiscal 2019 was $5,798,000 or $0.15 per diluted Class A Common share and $0.14 per diluted Common share, compared to $9,598,000 or $0.25 per diluted Class A Common share and $0.23 per diluted Common share in last year’s second quarter.  Net income attributable to Class A Common and Common stockholders for the first six months of fiscal 2019 was $11,652,000 or $0.31 per diluted Class A Common share and $0.27 per diluted Common share, compared to $14,519,000 or $0.39 per diluted Class A Common share and $0.34 per diluted Common share in the first six months of fiscal 2018.  Net income in the three and six months ended April 30, 2018 included lease termination income in the amount of $3.7 million.

Funds from operations (“FFO”) for the second quarter of fiscal 2019 was $13,202,000 or $0.35 per diluted Class A Common share and $0.31 per diluted Common share, compared with $16,950,000 or $0.45 per diluted Class A Common share and $0.40 per diluted Common share in last year’s second quarter.  For the first six months of fiscal 2019, FFO amounted to $26,739,000 or $0.71 per diluted Class A Common share and $0.63 per diluted Common share, compared to $29,200,000 or $0.78 per diluted Class A Common share and $0.69 per diluted Common share in the corresponding period of fiscal 2018.  FFO in the three and six months ended April 30, 2018 also included lease termination income in the amount of $3.7 million, or $0.10 per Class A Common share.

At April 30, 2019, the company’s consolidated properties were 92.3% leased (versus 93.2% at the end of fiscal 2018) and 90.7% occupied (versus 91.7% at the end of fiscal 2018).  The drop in the company’s leased rate in the first half of fiscal 2019 predominantly resulted from the company’s purchase of Lakeview Plaza Shopping Center, located in Brewster, NY in December 2018.  Lakeview has 49,000 square feet vacant, which, once leased, will provide the company a significant additional return on its investment.  Also at April 30, 2019 the leased percentage treats as leased, and the April 30, 2019 occupancy percentage treats as unoccupied, 65,700 square feet of retail space (1.4% of our consolidated square footage) formerly occupied by Toys R’ Us and Babies R’ Us at the company’s Danbury Square shopping center in Danbury, CT pursuant to a long-term ground lease.  Toys R’ Us and Babies R’ Us went bankrupt in fiscal 2017, and this ground lease was purchased in August 2018 from Toys R’ Us and Babies R’ Us and assumed by a real estate investor unrelated to the company.  The lease rate for the 65,700 square foot space was and remains at $0 for the duration of the ground lease, and the company did not have any other leases with Toys R’ Us or Babies R’ Us.  Accordingly, the company’s cash flow was not impacted by the bankruptcy of Toys R’ Us and Babies R’ Us.  As of the date of this press release, the investor has not leased the space.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company’s unconsolidated joint ventures.  At April 30, 2019, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 96.0% leased (96.3% at October 31, 2018).

Commenting on the quarter’s operating results, Willing L. Biddle, President and CEO of the company, said “We are pleased to report that we had a very good operating quarter, and we are continuing our strong performance through the first half of our 2019 fiscal year.  In last year’s second quarter, we received a $3.7 million lease termination payment from Acme at our Newark, NJ property. Acme had purchased its lease from A&P and was unable to properly merchandise the store to meet the needs of the surrounding community, which is predominantly Portuguese and Latin American. Accordingly, Acme and the company negotiated an early termination of its lease.  We re-leased this space to Seabra Supermarkets, the preeminent Portuguese supermarket operator in the area, and Seabra is scheduled to open its store this summer.  In addition, in last year’s second quarter we received a one-time $288,000 payment from the grocery store operator at our Emerson, NJ property.  With these two large one-time transactions removed from last year’s results, our FFO increased by 1.9% on a dollar value basis and 1.0% on a Class A Common share basis when compared with our operating results in last year’s second quarter.  For the six months ended April 30, 2019, our FFO increased 6.1% on a dollar value basis and 5.3% on a Class A Common share basis when compared with our operating results in last year’s first six months.  This increase was the result of net operating income generated from property acquisitions in fiscal 2018 and the first quarter of fiscal 2019, as well as organic net operating income growth in our existing portfolio of investment properties.  In addition, this increase was bolstered by the sale of our small marketable securities portfolio in the first quarter of fiscal 2019, which resulted in a gain of $403,000.  We are very pleased that our FFO payout ratio has dropped below 80%, as we know our investors greatly value the safety and consistent growth of our dividend through all types of economic cycles.  In addition, this quarter we continued pruning our portfolio of a few properties that don’t meet our investment objectives of primarily owning grocery or pharmacy-anchored outdoor shopping centers in the affluent suburban communities that surround New York City.  In March, we sold an unanchored retail property located in Spring Valley, NY in which we owned a 50% interest.  We purchased our interest in that property in 2012 as part of a package that included a grocery-anchored shopping center.  We generated $5 million from the sale of the Spring Valley property and intend to invest the proceeds back into properties that are more closely aligned with our investment objectives.”

Mr. Biddle continued……. “Leasing the vacant space in our portfolio is management’s number one focus at this time.  Of the 352,000 square feet vacant in our consolidated portfolio, we have approximately 33,000 square feet in the lease negotiation stage and we are negotiating letters of intent with potential tenants for an additional 70,000 square feet.  49,000 square feet of the 352,000 square feet of vacant space was added in the first quarter when we closed on the acquisition of Lakeview Plaza Shopping Center located in Brewster, NY.  Lakeview Plaza is a 177,000 square foot shopping center that is anchored by a 45,000 square foot Acme Supermarket. This property, which we purchased from a lender who had foreclosed, consists of five buildings on a 23-acre site. We purchased this property at an attractive going-in yield based on our purchase price and the existing net operating income.  It is our top priority to get as much of this vacant space leased as quickly as possible.  We currently have letters of intent out for 19,000 square feet of space, and we are hopeful that we will move shortly to the lease negotiation stage.  If we are able to lease all of the vacant 49,000 square feet at Lakeview, we could add another $1-1.3 million to this property’s net operating income, which would improve our investment return for this property to over 13%. We continue to actively look to acquire investment properties meeting our geographic and financial parameters.”

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 84 properties containing approximately 5.3 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 197 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 25 consecutive years.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2019 and 2018 results (Unaudited)
 (in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2019	2018	2019	2018

Revenues
Base rents	$49,706	$47,494	$24,928	$23,910
Recoveries from tenants	16,825	16,316	8,373	8,109
Lease termination income	17	3,754	-	3,754
Other income	2,200	2,436	992	1,232
Total Revenues	68,748	70,000	34,293	37,005

Operating Expenses
Property operating	11,715	12,046	5,851	5,740
Property taxes	11,718	10,304	5,805	5,157
Depreciation and amortization	13,925	13,917	6,985	6,968
General and administrative	4,919	4,702	2,265	2,283
Provision for tenant credit losses	496	372	242	162
Directors' fees and expenses	192	188	84	86
Total Operating Expenses	42,965	41,529	21,232	20,396

Operating Income	25,783	28,471	13,061	16,609

Non-Operating Income (Expense):
Interest expense	(7,110)	(6,739)	(3,532)	(3,316)
Equity in net income from unconsolidated joint ventures	718	1,227	376	667
Gain on sale of marketable securities	403	-	-	-
Interest, dividends and other investment income	184	142	55	62

Net Income	19,978	23,101	9,960	14,022

Noncontrolling interests:
Net income attributable to noncontrolling interests	(2,201)	(2,457)	(1,100)	(1,362)
Net income attributable to Urstadt Biddle Properties Inc.	17,777	20,644	8,860	12,660
Preferred stock dividends	(6,125)	(6,125)	(3,062)	(3,062)

Net Income Applicable to Common and Class A Common Stockholders	$11,652	$14,519	$5,798	$9,598

Diluted Earnings Per Share:
Per Common Share:	$0.27	$0.34	$0.14	$0.23
Per Class A Common Share:	$0.31	$0.39	$0.15	$0.25

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,271	9,104	9,342	9,150
Class A Common and Class A Common Equivalent	29,604	29,512	29,649	29,531

Results of Operations

The following information summarizes our results of operations for the six months and three months ended April 30, 2019 and 2018 (amounts in thousands):

	Six months ended
	April 30,				Change Attributable to
Revenues	2019	2018	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$49,706	$47,494	$2,212	4.7%	$1,672	$540
Recoveries from tenants	16,825	16,316	509	3.1%	763	(254)
Lease termination	17	3,754	(3,737)	-99.5%	-	(3,737)
Other income	2,200	2,436	(236)	-9.7%	42	(278)

Operating Expenses
Property operating	11,715	12,046	(331)	-2.7%	713	(1,044)
Property taxes	11,718	10,304	1,414	13.7%	419	995
Depreciation and amortization	13,925	13,917	8	0.1%	266	(258)
General and administrative	4,919	4,702	217	4.6%	n/a	n/a

Non-Operating Income/Expense
Interest expense	7,110	6,739	371	5.5%	72	299
Interest, dividends, and other investment income	184	142	42	29.6%	n/a	n/a

	Three Months Ended
	April 30,				Change Attributable to
Revenues	2019	2018	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$24,928	$23,910	$1,018	4.3%	$841	$177
Recoveries from tenants	8,373	8,109	264	3.3%	367	(103)
Lease termination	-	3,754	(3,754)	-100.0%	-	(3,754)
Other income	992	1,232	(240)	-19.5%	5	(245)

Operating Expenses
Property operating	5,851	5,740	111	1.9%	371	(260)
Property taxes	5,805	5,157	648	12.6%	222	426
Depreciation and amortization	6,985	6,968	17	0.2%	126	(109)
General and administrative	2,265	2,283	(18)	-0.8%	n/a	n/a

Non-Operating Income/Expense
Interest expense	3,532	3,316	216	6.5%	32	184
Interest, dividends, and other investment income	55	62	(7)	-11.3%	n/a	n/a

Note 1 –Properties held in both periods includes only properties owned for the entire periods of 2019 and 2018 and for interest expense the amount also includes parent company interest expense.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Base rents increased by 4.7% to $49.7 million for the six month period ended April 30, 2019 as compared with $47.5 million in the comparable period of 2018. Base rents increased by 4.3% to $24.9 million for the three month period ended April 30, 2019 as compared with $23.9 million in the comparable period of 2018. The change in base rent and the changes in other income statement line items analyzed in the table above were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2018, we purchased three properties totaling 53,700 square feet of GLA.  In the first six months of fiscal 2019, we purchased one property totaling 177,000 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the six months ended April 30, 2019 when compared with fiscal 2018.

Properties Held in Both Periods:

Revenues

Base Rent
The increase in base rents for the six month and three month periods ended April 30, 2019, when compared to the corresponding prior periods, was predominantly caused by new leasing activity at several properties held in both periods and a lease renewal with a grocery-store tenant at a significantly higher rent than the expiring period rent, both of which created a positive variance in base rent.

In the first six months of fiscal 2019, we leased or renewed approximately 335,000 square feet (or approximately 7.3% of total consolidated property leasable area).  At April 30, 2019, the Company’s consolidated properties were 92.3% leased (93.2% leased at October 31, 2018).

Tenant Recoveries
In the six month and three month periods ended April 30, 2019, recoveries from tenants (which represent reimbursements from tenants for operating expenses and property taxes) decreased by $254,000 and $103,000, respectively, when compared with the corresponding prior periods. This decrease was a result of a decrease in property operating expenses predominantly related to a decrease in snow removal costs at our properties owned in both periods, partially offset by an increase in property tax expense as a result of an increase in property tax assessments in both periods.

Lease Termination Income
In April 2018, we reached agreement with the grocery tenant at our Newark, NJ property to terminate its 63,000 square foot lease in exchange for a one-time $3.7 million lease termination payment, which we received and recorded as revenue in the six month and three month periods ended April 30, 2018.  Also in March 2018, we leased that same space to a new grocery store operator who took possession in May 2018.  While the rental rate on the new lease is 30% less than the rental rate on the terminated lease, we hope that part of this decreased rental rate will be recaptured with the receipt of percentage rent in subsequent years as the store matures and its sales increase.  The new lease required no tenant improvement allowance.

Expenses

Property Operating
In the six month and three month periods ended April 30, 2019, property operating expenses decreased by $1.0 million and $260,000, respectively, when compared with the corresponding prior periods, predominantly as a result of a decrease in snow removal costs at our properties owned in both periods.

Property Taxes
In the six month and three month periods ended April 30, 2019, property taxes increased by $995,000 and $426,000, respectively when compared with the corresponding prior periods, as a result of an increase in property tax assessments for a number of our properties owned in both periods, specifically in the City of Stamford, CT.

Interest
In the six month and three month periods ended April 30, 2019, interest expense increased by $299,000 and $184,000, respectively when compared with the corresponding prior periods as a result of the company having a larger balance drawn on its Facility in both the six month and three month periods ended April 30, 2019 when compared with the corresponding prior periods.

Depreciation and Amortization
Depreciation and amortization was relatively unchanged in the six month and three month periods ended April 30, 2019, when compared with the corresponding prior periods.

General and Administrative Expenses
General and administrative expense increased by $217,000 in the six month period ended April 30, 2019 when compared with the corresponding prior period, predominantly as a result of normal salary increases and bonuses for our employees being larger than the prior period. General and administrative expense was relatively unchanged in the three month period ended April 30, 2019 when compared with the corresponding prior period.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

We consider Funds from Operations (“FFO”) to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts (“NAREIT”) and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company’s real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common stockholders in accordance with GAAP to FFO for the six month and three  month periods ended April 30, 2019 and 2018 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2019 and 2018
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations:	Six Months Ended April 30,		Three Months Ended April 30,
	2019	2018	2019	2018
Net Income Applicable to Common and Class A Common Stockholders	$11,652	$14,519	$5,798	$9,598

Real property depreciation	11,333	10,996	5,669	5,538
Amortization of tenant improvements and allowances	1,732	2,079	849	1,037
Amortization of deferred leasing costs	812	798	419	372
Depreciation and amortization on unconsolidated joint ventures	753	808	373	405
Loss on sale of property in unconsolidated joint venture	457	-	94	-

Funds from Operations Applicable to Common and Class A Common Stockholders	$26,739	$29,200	$13,202	$16,950

Funds from Operations (Diluted) Per Share:
Common	$0.63	$0.69	$0.31	$0.40
Class A Common	$0.71	$0.78	$0.35	$0.45

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	April 30,	October 31,
	2019	2018
	(Unaudited)
Assets
Cash and Cash Equivalents	$8,782	$10,285

Real Estate investments before accumulated depreciation	$1,138,740	$1,118,075

Investments in and advances to unconsolidated joint ventures	$31,244	$37,434

Total Assets	$1,001,538	$1,008,233

Liabilities
Revolving credit line	$26,345	$28,595

Mortgage notes payable and other loans	$301,316	$293,801

Total Liabilities	$356,577	$347,834

Redeemable Noncontrolling Interests	$79,008	$78,258

Preferred Stock	$190,000	$190,000

Total Stockholders’ Equity	$565,953	$582,141